Exhibit 99.1

Onconetix Signs Letter of Intent for Potential Business Combination with Ocuvex Therapeutics, Inc.

CINCINNATI, April 08, 2025 (GLOBE NEWSWIRE) -- Onconetix, Inc. (Nasdaq: ONCO) (“Onconetix” or the “Company”) (formerly Blue Water Biotech Inc.) and Ocuvex Therapeutics, Inc. (“Ocuvex”), a privately held biopharmaceutical company focused on the development and commercialization of ophthalmic therapeutic candidates to address highly prevalent diseases in need of new treatment options, today announced that they have signed a Non-Binding Letter of Intent contemplating a potential business combination transaction with Ocuvex.

Andrew J. Oakley, Chairman of the Board of Onconetix, stated, “We are excited about the opportunity to combine forces with Ocuvex, whose pipeline of commercial and late clinical stage ophthalmic assets will immediately expand our reach beyond oncology , enhancing shareholder value.”

Anthony W. Amato, President, CEO of Ocuvex, commented, “With an already FDA approved product, and late stage clinical assets, we believe that combining with Onconetix will allow us to broaden access to capital while continuing to focus on innovation and customer satisfaction. This is an exciting new chapter for our employees, customers, and stakeholders.”

Onconetix and Ocuvex will continue negotiations to enter into a definitive agreement. Upon closing of the proposed transaction, Onconetix will acquire all the issued and outstanding equity interests of Ocuvex in exchange for newly issued shares of common stock of Onconetix. Immediately following the closing of the proposed transaction, the pre-closing Ocuvex equity holders will own approximately 90% of the equity interests in Onconetix.

The Letter of Intent only represents a mutual indication of interest regarding the proposed transaction, and the terms of any such transaction are subject to a number of contingencies, including the completion of due diligence and the negotiation and execution of a definitive agreement. Completion of the proposed transaction will be subject to customary conditions, including (i) the completion of adequate financing, and (ii) the obtainment of applicable regulatory, stockholder and third-party approvals. There can be no assurance that a definitive agreement will be executed or that the proposed transaction will completed as proposed, or at all.

About Onconetix, Inc.

Onconetix (Nasdaq: ONCO) is a commercial stage biotechnology company focused on the research, development and commercialization of innovative solutions for men’s health and oncology. Through our recent acquisition of Proteomedix, we own Proclarix®, an in vitro diagnostic test for prostate cancer originally developed by Proteomedix and approved for sale in the European Union (“EU”) under the IVDR, which we anticipate will be marketed in the U.S. as a lab developed test (“LDT”) through our license agreement with Labcorp. We also own ENTADFI, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of benign prostatic hyperplasia (“BPH”), a disorder of the prostate.

For more information, visit www.onconetix.com.

About Ocuvex Therapeutics, Inc.

Ocuvex is a privately funded biopharmaceutical company focused on the development and commercialization of ophthalmic therapeutic candidates to address highly prevalent diseases in need of new treatment options and was formed through the merger of Ocuvex Inc. and Visiox Pharmaceuticals, Inc. in August 2024. Ocuvex’s lead asset, Omlonti® (omidenepag isopropyl ophthalmic solution) 0.002%, is an EP2 receptor agonist for ocular hypertension and open-angle glaucoma.   It received FDA approval in September 2022.

Forward-Looking Statements

Certain statements in this press release are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements (including, without limitation, the anticipated benefits and opportunities that may be generated by the proposed transaction described herein) are based on Onconetix’s current expectations, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, whether a definitive agreement for the proposed transaction with Ocuvex and any related financing will be entered into; whether such transactions, or any other contemplated transaction, may be completed with different terms, in an untimely manner, or not at all; whether the Company will be able to realize the benefits of the proposed transaction described herein; Onconetix’s ability to integrate the assets and commercial operations contemplated to be acquired from Ocuvex into the Company’s business; market and other conditions; risks related to Onconetix’s ability to commercialize or monetize Proclarix; risks related to the Company’s present need for capital to commercially launch Proclarix and have adequate working capital; risks related to Onconetix’s ability to attract, hire and retain skilled personnel necessary to commercialize and operate the Company’s commercial products; the failure to obtain and maintain the necessary regulatory approvals to market and commercialize Onconetix’s products; risks related to the Company’s ability to obtain and maintain intellectual property protection for its current products; whether the Company will be able to maintain compliance with Nasdaq’s applicable listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; and the Company’s reliance on third parties, including manufacturers and logistics companies. As with any commercial-stage pharmaceutical product or any product candidate under clinical development, there are significant risks in the development, regulatory approval and commercialization of biotechnology products. Onconetix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Onconetix’s Annual Report on Form 10-K, filed with the SEC on April 11, 2024 and periodic reports filed with the SEC on or after the date thereof. All of Onconetix’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof, and Onconetix assumes no obligation to update or revise these statements unless otherwise required by law.

No Offer or Solicitation

This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Onconetix or Ocuvex, nor shall there be any offer, solicitation or sale of such securities, if any, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor and Media Contact Information:

Onconetix, Inc.

201 E. Fifth Street, Suite 1900

Cincinnati, OH 45202

Phone: (513) 620-4101

Investor Contact Information:

Onconetix Investor Relations

Email: investors@onconetix.com